Exhibit 99.1

NEWS	EMRISE
CORPORATION

9485 Haven Avenue Suite 100

Rancho Cucamonga, CA 91730
(909) 987-9220 • (909) 987-5186
www.emrise.com

FOR IMMEDIATE RELEASE

CONTACT:	Allen & Caron Inc
John Donovan	Dan Matsui (investors) Len Hall (media)
VP Finance & Administration	949-474-4300
EMRISE CORPORATION	d.matsui@allencaron.com
(909) 987-9220 ext. 3201	len@allencaron.com
jdonovan@emrise.com

EMRISE CORPORATION ANNOUNCES PRELIMINARY 2007 FOURTH QUARTER FINANCIAL RESULTS; RECORD REVENUE, GROSS MARGIN UP, PROFITABLE

Company Exceeds Earlier Net Income Guidance for the Quarter;

Confirms Guidance for Revenue Growth in 2008

RANCHO CUCAMONGA, CALIFORNIA, February 7, 2008 - EMRISE CORPORATION (NYSE Arca: ERI), a designer, manufacturer and marketer of proprietary electronic devices and communications equipment for aerospace, defense, industrial, and communications applications, today announced preliminary unaudited financial results for the fourth quarter ended December 31, 2007, including record quarterly revenue, higher gross margin and a return to profitability.   The Company also confirmed that it expects 2008 revenue to approach $60 million.

EMRISE Chairman, President and CEO Carmine T. Oliva commented: “Including $185,000 of one-time charges related to its previously announced debt financing, the Company expects to report net income for the 2007 fourth quarter in the range of $225,000 to $325,000, which would be a major improvement from the audited net loss of $1.6 million reported in the fourth-quarter 2006.  The $185,000 in one-time charges consisted entirely of unamortized exit costs associated with early retirement of existing debt facilities. Excluding these charges, net income for the quarter would have been between $410,000 and $510,000.”

The expected net income for the 2007 fourth quarter exceeds that which the Company disclosed during its annual shareholder meeting last December, when it said it expected to report a small fourth quarter profit, excluding the one-time expenses associated with the recently completed $23 million debt financing.

Driven primarily by sales of current in-flight entertainment (IF&E) and new next generation in-flight entertainment & communications (IFE&C) equipment and network access products, revenue for the 2007 fourth quarter is expected to increase about 15 percent from a year ago to a record quarterly level of $14.6 million, up from an audited $12.7 million reported in the prior-year fourth quarter. Gross margin for the quarter is expected to increase to 36 percent or more from 33 percent reported in the fourth quarter 2006.

-more-

Oliva stated, “Even though EMRISE expects to report record revenue for the 2007 fourth quarter, had the Company been able to achieve higher production levels requested at the end of the quarter to meet the requirements of one of its major new customers for next generation IFE&C equipment, its fourth quarter revenues would have likely exceeded $15 million.

“The increases in gross margin and our return to profitability reflect the significant improvements we have made in operating efficiency and cost containment in key areas of the Company,” Oliva added. “As operating efficiencies continue to improve and product volumes increase, we expect to see ongoing increases in profitability.

“The results in the fourth quarter of 2007 cap a pivotal year for EMRISE and, we believe, validate the fact that our operational and financial plans are working,” Oliva said. “Looking forward, 2008 is likely to be one of the most exciting years in the Company’s history, especially in the two areas of our business that are expected to be primary drivers of growth. We anticipate continuing strong sales of next generation IFE&C products, and also strong sales for our new edge network timing and synchronization products, the TiemPoTM. With these factors in mind, we reiterate our earlier guidance of revenues approaching $60 million for 2008.”

The Company expects to report audited financial results on or about March 26, 2008.

About EMRISE Corporation

EMRISE Corporation designs, manufactures and markets proprietary electronic devices and communications equipment for aerospace, defense, industrial, and communications applications. EMRISE is focusing on such growth areas as in-flight entertainment and communications (IFE&C), edge network communications timing and synchronization and other network access products. The Company’s products convert and supply power; receive and process radio frequency (RF) and microwave signals; execute signal switching; enable wireline, wireless, and cable data, voice and video network access communications; and provide network access, timing and synchronization. EMRISE has operations in the United States, England, France and Japan. The Company has built a worldwide base of customers including all of the Fortune 100 in the U.S. that do business in markets served by EMRISE and many similar-size companies in Europe and Asia.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, the matters discussed in this press release, including without limitation, EMRISE’s ability to achieve 2008 revenues approach $60 million, ability to report actual fourth quarter 2007 revenue, gross profit or net income consistent with the preliminary financial results discussed in this press release, ability to improve gross margin, ability to return to profitability, ability to successfully grow the business via next generation IFE&C products or new edge network timing and synchronization products and its ability to exceed past historical results in 2008 with regard to new product deliveries, are all forward-looking statements that involve a number of risks and uncertainties. Actual future events could differ from those statements due to uncertainties such as unforeseen adjustments made by management or proposed by its auditors in relation to its annual or quarterly financial results, unforeseen operational issues which could cause future results to vary from expectations, unforeseen technical difficulties in manufacturing products by EMRISE, failure on the part of EMRISE to successfully grow either its IFE&C businesses or edge network timing and synchronization business, and other risks as contained in the Company’s public statements and its periodic reports and other filings with the Securities and Exchange Commission.

# # #